Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made by and between CHF Solutions, Inc., a Delaware corporation, whose address is 12988 Valley View Road, Eden Prairie, Minnesota 55344 (the “Company”) and James Breidenstein (“Employee”).  The Parties agree as follows:

ARTICLE 1
EMPLOYMENT TERMINATION AND PAYMENTS

1.1          Termination of Employment.  Employee’s employment with the Company shall terminate as of July 31, 2018 (the “Termination Date”).  Until the Termination Date, the Company shall continue to pay Employee his salary and other amounts required by law in accordance with its standard payroll procedures, less deductions required or authorized by law.

1.2          Separation Consideration.  As consideration for Employee’s agreements and releases set forth herein, following the execution of this Agreement and expiration of the Revocation Period (as defined below), and recognizing that without execution of this Agreement, Employee would not be entitled to any additional compensation beyond wages due, the Company agrees to provide Employee with the severance amounts and benefits specified in, and subject to the conditions stated in, the employment letter agreement between Employee and the Company dated April 12, 2017 (the “Employment Terms Letter”).  The salary continuation payments will be paid in accordance with the Company’s standard payroll procedures and less all required deductions.

1.3        Expense Reimbursement.  Employee will submit his final documented employee expense reimbursement statement reflecting all business expenses incurred by Employee through the Termination Date, if any, to the Company within thirty (30) days of the Termination Date.  The Company will reimburse Employee for these expenses pursuant to its regular business practice.

1.4          Conflict with Other Agreements.  In the event of any conflict of the provisions between this Agreement and the Employment Terms Letter, the provisions set forth in this Agreement shall control.  In the event of any conflict between this Agreement and the provisions of that certain Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement between the Company and Employee (the “Invention Assignment Agreement”), the terms and conditions of the Invention Assignment Agreement shall control over the terms of this Agreement.

1.5          Acknowledgement.  Except as provided in this Article 1, the Parties acknowledge and agree that Employee is not, and shall not after the Termination Date, be eligible for any additional payment by the Company of any bonus, salary, vacation pay, retirement pension, severance pay, back pay, or other remuneration or compensation of any kind in respect of employment by the Company, provided that nothing in this Agreement alters Employee’s rights with respect to any existing stock options, which will continue to be governed by the applicable plan and any agreements specifically related thereto.  Employee hereby confirms to the Company that Exhibit 1 to the Invention Assignment Agreement contains a complete list of all Inventions (as defined in the Invention Assignment Agreement) or improvements to which Employee claims ownership and desires to remove from the operation of the Inventions Assignment Agreement.  Employee further agrees that the Invention Assignment Agreement remains in full force and effect and Employee hereby reaffirms his obligations arising under the terms of the Invention Assignment Agreement.  Employee agrees to return to the Company all Company Documents and Materials (as defined in the Invention Assignment Agreement and without retaining copies thereof), apparatus, equipment and other physical property in Employee’s possession within two (2) days of the Termination Date and in the manner directed by the Company.

1.6          Cooperation and Assistance.  Following the Termination Date, Employee agrees to furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any issues or matters of which Employee had knowledge during his employment with the Company. In addition, Employee shall make himself reasonably available to assist the Company in matters relating to the transition of his prior duties to other employees of the Company, as may be reasonably requested by the Company.

1.7          Claims Against the Company. Employee agrees to cooperate with the Company in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party.  Further, to the fullest extent permitted by law, Employee will not cooperate with or assist any person or entity asserting or investigating a claim against the Company unless required to do so by a lawfully issued subpoena, by court order or as expressly provided by regulation or statute.  If Employee is served with a subpoena or is required by court order or otherwise to testify or produce documents in any type of proceeding involving the Company, he shall immediately advise the Company of same and cooperate with the Company in objecting to such request and/or seeking confidentiality protections.

ARTICLE 2
RELEASE AND NON-DISPARAGEMENT

2.1          Employee Release of Claims.  In consideration for the separation consideration set forth in this Agreement, Employee, on behalf of himself, his heirs, executors, legal representatives, spouse and assigns (“Employee Releasing Parties”), hereby fully and forever releases the Company and its respective past and present officers, directors, employees, investors, stockholders, administrators, subsidiaries, affiliates, predecessor and successor corporations and assigns, attorneys and insurers (the “Company’s Released Parties”) of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the date he signs this Agreement, including, without limitation, any and all claims:

A.          which arise out of, result from, or occurred in connection with Employee’s employment by the Company or any of its affiliated entities, the termination of that employment, any events occurring in the course of that employment, or any events occurring prior to the execution of this Agreement;

B.          for breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; termination in violation of public policy; defamation; misrepresentation; invasion of privacy; negligence; and any other tort;

C.          relating to the violation of any federal, state or municipal statute pertaining to discrimination, harassment, retaliation, wrongful discharge and/or employment terms and conditions, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement and Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers’ Benefit Protection Act (“OWBPA”), the Family Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act of 1990, the Minnesota Human Rights Act (the “MHRA”), the Minnesota Equal Pay for Equal Work Law, the Minnesota healthcare worker whistleblower protection laws, the Minnesota family leave law, and the Minnesota personnel record access statutes; and

D.          for back pay or other unpaid compensation and/or for attorneys’ fees and costs.

Employee represents that he has not filed any lawsuit, arbitration, or other claim against any of the Company’s Released Parties.  Employee states that he knows of no violation of state, federal, or municipal law or regulation by any of the Company’s Released Parties and knows of no ongoing or pending investigation, charge, or complaint by any agency charged with enforcement of state, federal, or municipal law or regulation.  Nothing in this Agreement limits state or federal agencies from investigating and enforcing laws within their jurisdiction, but (except as to possible whistleblower awards from the Securities and Exchange Commission) Employee agrees he will not receive any individual monetary damages, recovery and/or relief of any type related to any Released Claim(s), whether pursued by Employee or any governmental agency, other person or group.

2.2          Acknowledgment of Waiver of Claims under ADEA and MHRA.  Employee acknowledges that he is waiving and releasing any rights he may have under the OWBPA, the ADEA, and the MHRA, and that this waiver and release is knowing and voluntary.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney of his choice concerning the terms of this Agreement prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement and that if he signs this Agreement before expiration of that review period, he does so knowingly and voluntarily and with the intent of waiving his right to utilize the full review period; (c) he has the right to revoke his release of claims, insofar as it extends to potential claims arising under the ADEA, by informing the Company of such revocation within seven (7) calendar days following his execution of this Agreement; and (d) he has the right to rescind his release of claims, insofar as it extends to potential claims arising under the MHRA, by informing the Company of such rescission within fifteen (15) calendar days following Employee’s execution of this Agreement.  Employee further understands that these revocation and rescission periods shall run concurrently, and that this Agreement is not effective until the fifteen (15) day rescission period (the “Revocation Period”) has expired without any revocation being communicated.  Communication of any such revocation by Employee to the Company shall be provided in writing and mailed by certified or registered mail with return receipt requested and addressed to the Company at its principal corporate offices to the attention of its Vice President of Human Resources.

2.3        No Admission of Liability.  Neither this Agreement nor any statement contained herein shall be deemed to constitute an admission of liability on the part of the parties herein released.  This Agreement’s execution and implementation may not be used as evidence, and shall not be admissible in a subsequent proceeding of any kind, except one alleging a breach of this Agreement or the Invention Assignment Agreement.

2.4           Non-Disparagement.  Employee covenants and agrees that he shall not make or cause to be made any statements, observations, or opinions, or communicate any information (whether in written or oral form), that defame, slander or are likely in any way to harm the reputation of the Company’s Released Parties or tortuously interfere with any of the Company’s respective business relationships.  Employee acknowledges and agrees that any violation of the covenant contained in this Section will result in irreparable damage to the Company and that the Company shall be entitled to injunctive and other equitable relief.  Employee understands and agrees that the Company’s Released Parties could not be reasonably or adequately compensated in damages in an action at law for breach of Employee’s obligations under this Section.  Accordingly, Employee specifically agrees that the Company’s Released Parties shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of this Section.  This provision with respect to injunctive relief shall not, however, diminish the right of the Company’s Released Parties to claim and recover damages or other remedies in addition to equitable relief.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of Employee.  Employee warrants and represents to the Company that he:

A.          has been advised to consult with legal counsel in entering into this Agreement;

B.          has entirely read this Agreement;

C.          has voluntarily executed this Agreement without any duress or undue influence and with the full intent of releasing all claims;

D.          has received no promise, inducement or agreement not herein expressed with respect to this Agreement or the terms of this Agreement;

E.          understands and agrees that in the event any injury, loss, or damage has been sustained by him which is not now known or suspected, or in the event that the losses or damage now known or suspected have present or future consequences not now known or suspected, this Agreement shall nevertheless constitute a full and final release as to the parties herein released, and that this Agreement shall apply to all such unknown or unsuspected injuries, losses, damages or consequences; and

F.          expressly acknowledges that his entry into this Agreement is in exchange for consideration in addition to anything of value to which he is already entitled.

3.2          Authority.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that he/it has not assigned any claim released under this Agreement, and there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

ARTICLE 4
MISCELLANEOUS

4.1          Confidentiality.  Employee agrees to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement and the consideration for this Agreement (collectively, the “Separation Information”), provided that Employee may share the Separation Information with his spouse, his accountant or financial advisor to the limited extent needed for that person to prepare his tax returns, and his attorney.  In addition, Employee may reveal to potential employers only those Sections of this Agreement that would restrict his activities or ability to disclose information with respect to any such future employer.

4.2          Remedies.  In addition to any other legal, contractual and/or equitable remedies, the Company’s obligation to provide the payments identified in Article 1 shall immediately cease if the Company, in good faith, believes Employee has breached one or more of this Agreement, the Invention Assignment Agreement, and/or any other contractual or legal obligation Employee owes to the Company.  Further, in the event of a breach of one or more of the foregoing, in addition to any other available remedies, Employee shall be required to repay to the Company any amounts paid under Article 1, provided that Employee may retain, and is not required to repay, up to $1,000.00.  The discontinuance and/or repayment of the severance benefits shall not affect the validity of the release and other obligations of Employee as set forth in this Agreement or otherwise.

4.3          Severability.  Should any provision of this Agreement be declared or be determined by any arbitrator or court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

4.4          Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company and supersedes and replaces any and all prior agreements and understandings concerning Employee’s relationship with the Company and his compensation by the Company; provided, however, that this Agreement does not supersede or modify the Invention Assignment Agreement, which shall remain in full force and effect.  This Agreement may only be amended by a writing signed by Employee and the Company.

4.5          Assignment.  This Agreement may not be assigned by Employee without the prior written consent of the Company.  The Company may assign this Agreement without Employee’s consent in connection with a merger or sale of its assets and/or to a corporation controlling, controlled by or under common control with the Company.  This Agreement shall inure to the benefit of, and be binding upon, each Party’s respective heirs, legal representatives, successors and assigns.

4.6          Governing Law; Consent to Jurisdiction, Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to its principles of conflicts of laws.  Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Minnesota for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement, and consents to the laying of venue in such courts.  EACH OF THE PARTIES KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.  In addition, should the Company prevail (in whole or in part) in enforcing any of the terms of this Agreement, Employee shall reimburse the Company for its reasonable fees and expenses (legal costs, attorney’s fees and otherwise) related thereto.

4.7          Counterparts/ Facsimile Signature.  This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.

The Parties have executed this Separation and Release Agreement as of the date set forth below.

CHF Solutions, Inc.

By:	/s/ John Erb	/s/ James Breidenstein
James Breidenstein
John Erb
CEO and Chairman of the Board		Date: 8/6/2018